Karat Packaging Reports 2023 Third Quarter Financial Results
49% Expansion of Net Income with Continued Success in Growth Strategy Execution

CHINO, Calif, November 9, 2023 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its third quarter and nine-months ended September 30, 2023.

Third Quarter 2023 Highlights

•Quarterly net sales of $105.5 million, down 4.1 percent from the prior year quarter.
•Gross profit of $38.9 million, up 14.0 percent from the prior year quarter.
•Gross margin of 36.9 percent versus 31.1 percent in the prior year quarter.
•Net income of $9.1 million, up 48.5 percent from the prior year quarter.
•Net income margin of 8.7 percent versus 5.6 percent in the prior year quarter.
•Adjusted EBITDA of $15.2 million, up $3.5 million, or 29.6 percent from the prior year quarter.
•Adjusted EBITDA margin of 14.4 percent versus 10.7 percent in the prior year quarter.

Guidance

•Net sales for the 2023 fourth quarter expected to increase 2 to 5 percent from the prior year quarter.
•Net sales for the 2023 full year expected to decrease by mid-single digit.
•Gross margin goal for the 2023 fourth quarter: 36.0 to 38.0 percent versus 32.0 percent for 2022 fourth quarter.
•Gross margin goal for the 2023 full year: 37.5 to 38.5 percent versus 31.2 percent for 2022.
•Eco-friendly product sales objective for the 2023 full year: 33 to 34 percent of total sales, compared with 27 percent in 2022.

“We delivered another strong performance for our third quarter. Sales volume was approximately seven percent higher than the prior year’s quarter, although total revenue again was impacted by unfavorable year-over-year pricing comparison,” said Alan Yu, Chief Executive Officer. “Margin growth continued to benefit from our strategy to scale back manufacturing operations in the U.S. and significant lower ocean freight costs compared with the previous year.”

“Sales of our eco-friendly products continued to improve and represented approximately 33 percent of total sales in the third quarter, versus 27 percent last year. Online channel sales also increased during the third quarter. Our new Chicago and Houston distribution centers, which became fully operational by the end of the quarter, are expected to contribute to new geographical market penetration and to enhance fill rates. We also anticipate doubling the size of our Washington distribution center with the move into a new 100,000 square-foot distribution center later this year. Additionally, as part of our strategic growth plan, we are looking to open smaller satellite warehouses in 2024 in select regions to support online sales growth, as well as deploying AI technologies to further improve operating efficiency.”

“With our strong operating cash flow and balance sheet, our board of directors earlier this week authorized an increase in the quarterly cash dividend payment to $0.20 per share from $0.10 per share. The board’s action reflects its confidence in Karat’s long-term future,” Yu added.

Third Quarter 2023 Financial Results

Net sales for the 2023 third quarter decreased 4.1 percent to $105.5 million, from $110.0 million in the prior year quarter, primarily due to unfavorable year-over-year pricing comparison, as the Company proactively passed on savings from ocean freight and raw material costs to customers, as well as lower logistics services and shipping revenue, partially offset by an increase in volume and change in product mix.

Gross profit for the 2023 third quarter increased 14.0 percent to $38.9 million, from $34.2 million in the prior year quarter.

Gross margin expanded 580 basis points to 36.9 percent in the 2023 third quarter, from 31.1 percent in the prior year quarter. Despite the unfavorable impact from price reductions, gross margin benefited from the Company’s efforts to scale back manufacturing operations in favor of imports, the strong US dollar, as well as a significant decrease in ocean freight costs. Ocean freight cost as a percentage of net sales was 7.9 percent during the 2023 third quarter, down from 14.8 percent in the prior year quarter.

Operating expenses in the 2023 third quarter were $27.6 million, or 26.1 percent of net sales, compared with $26.3 million, or 23.9 percent of net sales, in the prior year quarter. The increase was primarily due to workforce expansion and the shift towards imports as we reduced production but increased warehouse headcount, higher marketing expense to support online sales growth, higher professional expenses in connection with the secondary offering completed during the quarter, and higher rental expense from the additional leased warehouses. The increase in operating expenses was partially offset by a decrease in shipping and transportation costs due to lower shipping rates.

Operating income in the 2023 third quarter increased 43.9 percent to $11.4 million, or 10.8 percent of net sales, from $7.9 million, or 7.2 percent of net sales, in the prior year quarter.

Other income, net totaled $0.7 million for the 2023 third quarter, compared with $0.1 million in the prior year quarter, primarily due to an increase in interest income of $0.5 million.

The effective tax rate for the 2023 third quarter was 24.1 percent, compared with 23.6 percent for the prior year quarter.

Net income for the 2023 third quarter increased 48.5 percent to $9.1 million, from $6.2 million for the prior year quarter. Net income margin rose to 8.7 percent in the 2023 third quarter, from 5.6 percent in the prior year quarter.

Net income attributable to Karat for the 2023 third quarter advanced to $9.1 million, or $0.45 per diluted share, from $6.1 million, or $0.31 per diluted share, in the prior year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $15.2 million in the 2023 third quarter, from $11.7 million in the prior year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, rose to 14.4 percent of net sales, from 10.7 percent in the prior year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $0.47 per share, from $0.33 per share in the prior year quarter.

Nine Month 2023 Financial Results

Net sales for the first nine months of 2023 decreased 6.1 percent to $310.1 million, from $330.3 million in the same period last year.

Gross profit for the first nine months of 2023 increased 16.1 percent to $118.9 million, from $102.4 million in the same period last year. Gross margin for the first nine months of 2023 of 38.4 percent included a 60-basis-point impact from the write-off of raw materials associated with the disposal of certain machinery in the second quarter. The 740-basis-points improvement in gross margin from 31.0 percent in the same period last year was primarily due to the Company’s efforts to scale back manufacturing operations in favor of imports, the strong US dollar, and a significant decrease in ocean freight costs. Ocean freight cost as a percentage of net sales was 6.7 percent during the first nine months of 2023, down from 15.8 percent for the same period in 2022.

Operating expenses were $81.5 million for the nine months of 2023, or 26.3 percent of net sales, compared with $77.2 million or 23.4 percent of net sales in the same period last year. The increase was primarily due to the impairment expense and loss, net, on disposal of machinery due to the Company’s scaling back manufacturing in the U.S., workforce expansion and the shift towards import, higher marketing expense to support online sales growth, and higher rental expense from the additional leased warehouses partially offset by reduced shipping and transportation costs due to lower shipping rates.

Operating income increased 48.6 percent to $37.5 million for the first nine months of 2023, or 12.1 percent of net sales, compared with $25.2 million, or 7.6 percent of net sales, in the same period last year.

Other income, net was $0.6 million in the first nine months of 2023, compared with $2.4 million in the same period last year, which consisted primarily of gains associated with an interest rate swap.

Net income increased 36.2 percent to $29.0 million for the first nine months of 2023, from $21.3 million in the same period last year. Net income margin increased to 9.4 percent in the first nine months of 2023, compared with 6.4 percent in the same period last year. Net income attributable to Karat was $28.6 million, or $1.43 per diluted share, for the first nine months of 2023, compared with $19.1 million, or $0.96 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $51.6 million in the first nine months of 2023, compared with $36.6 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, increased to 16.6 percent in the 2023 year-to-date period, compared with 11.1 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $1.62 per share in the first nine months of 2023, from $1.03 per share in the same period last year.

Investor Conference Call

The Company will host an investor conference call today, November 9, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2023 third quarter results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)

Conference ID: Karat Packaging Inc.
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin Sfetcu/Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$105,528	$109,996	$310,069	$330,290
Cost of goods sold	66,584	75,828	191,120	227,869
Gross profit	38,944	34,168	118,949	102,421
Operating expenses
Selling expense	8,004	9,413	25,500	28,218
General and administrative expense (including $702 and $665 associated with variable interest entity for the three months ended September 30, 2023 and 2022, respectively; $2,020 and $1,899 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	19,870	16,861	53,767	49,033
Impairment expense and (gain) loss, net, on disposal of machinery	(310)	(16)	2,231	(33)
Total operating expenses	27,564	26,258	81,498	77,218
Operating income	11,380	7,910	37,451	25,203
Other income (expense)
Rental income (including $235 and $239 associated with variable interest entity for the three months ended September 30, 2023 and 2022, respectively; and $721 and $715 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	259	239	781	715
Other income (expense), net	32	28	(58)	(235)
Gain on foreign currency transactions	455	369	350	1,352
Interest income (including $80 and $0 interest income associated with variable interest entity for the three months ended September 30, 2023 and 2022, respectively; and $278 and $2,160 interest income associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	454	—	1,040	2,160
Interest expense (including $528 and $470 interest expense associated with variable interest entity for the three months ended September 30, 2023 and 2022, respectively; and $1,499 and $1,379 interest expense associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(536)	(493)	(1,516)	(1,576)
Total other income, net	664	143	597	2,416
Income before provision for income taxes	12,044	8,053	38,048	27,619
Provision for income taxes	2,904	1,900	9,045	6,323
Net income	9,140	6,153	29,003	21,296
Net income attributable to noncontrolling interest	75	57	431	2,189
Net income attributable to Karat Packaging Inc.	$9,065	$6,096	$28,572	$19,107
Basic and diluted earnings per share:
Basic	$0.46	$0.31	$1.44	$0.96
Diluted	$0.45	$0.31	$1.43	$0.96
Weighted average common shares outstanding, basic	19,890,646	19,809,417	19,888,244	19,808,813
Weighted average common shares outstanding, diluted	19,994,648	19,938,042	19,962,999	19,922,047

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents (including $7,770 and $2,022 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	$28,162	$16,041
Short-term investments (including $8,000 and $0 associated with variable interest entity at September 30, 2023, and December 31, 2022, respectively)	18,063	—
Accounts receivable, net of allowance for doubtful accounts of $430 and $1,260 at September 30, 2023 and December 31, 2022, respectively (including $0 and $6 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	33,984	29,912
Inventories	71,657	71,206
Prepaid expenses and other current assets (including $25 and $191 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	6,823	6,641
Total current assets	158,689	123,800
Property and equipment, net (including $44,489 and $45,399 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	96,690	95,568
Deposits	1,672	12,413
Goodwill	3,510	3,510
Intangible assets, net	333	353
Operating right-of-use assets	17,068	15,713
Other assets (including $55 and $38 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	2,002	818
Total assets	$279,964	$252,175
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $60 and $2 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	$19,384	$18,559
Accrued expenses (including $461 and $625 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	8,858	9,005
Related party payable	2,555	4,940
Income taxes payable	8,010	—
Customer deposits (including $116 and $165 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	803	1,281
Long-term debt, current portion (including $1,111 and $957 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	1,111	957
Operating lease liabilities, current portion	4,927	4,511
Other payables	49	—
Total current liabilities	45,697	39,253

	September 30, 2023	December 31, 2022
Deferred tax liability	5,156	5,156
Long-term debt, net of current portion and debt discount of $219 and $216 at September 30, 2023 and December 31, 2022, respectively (including $48,668 and $41,558 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively, and debt discount of $219 and $216 associated with variable interest entity at September 30, 2023 and December 31, 2022, respectively)	48,668	41,558
Operating lease liabilities, net of current portion	12,866	11,623
Other liabilities (including $1,302 associated with variable interest entity at both September 30, 2023 and December 31, 2022)	2,824	2,652
Total liabilities	115,211	100,242

Karat Packaging Inc. stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding, at both September 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,916,839 and 19,893,839 shares issued and outstanding, respectively, as of September 30, 2023 and 19,908,005 and 19,885,005 shares issued and outstanding, respectively, as of December 31, 2022	20	20
Additional paid in capital	86,620	85,792
Treasury stock, $0.001 par value, 23,000 shares at both September 30, 2023 and December 31, 2022	(248)	(248)
Retained earnings	67,773	56,118
Total Karat Packaging Inc. stockholders’ equity	154,165	141,682
Noncontrolling interest	10,588	10,251
Total stockholders’ equity	164,753	151,933
Total liabilities and stockholders’ equity	$279,964	$252,175

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$29,003	$21,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including $910 associated with variable interest entity for both the nine months ended September 30, 2023 and 2022)	8,058	7,752
Adjustments to allowance for doubtful accounts	(673)	1,112
Adjustments to inventory reserve	(27)	441
Write-off of inventory	3,225	—
Impairment of deposits	523	—
Loss (gain), net, on disposal of machinery and equipment	1,708	(33)
Change in fair value of interest rate swap (including $0 and $2,159 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	—	(2,159)
Amortization of loan fees (including $41 and $28 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	57	28
Accrued interest on certificates of deposit	(63)	—
Stock-based compensation	743	1,774
Amortization of operating right-of-use assets	3,617	2,897
(Increase) decrease in operating assets
Accounts receivable (including $6 and $21 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(3,399)	(5,068)
Inventories	(3,649)	(15,255)
Prepaid expenses and other current assets (including $22 and $396 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	431	(2,264)
Other assets (including $34 and $458 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(75)	(43)
Increase (decrease) in operating liabilities
Accounts payable (including $57 and $470 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	1,701	459
Accrued expenses (including $163 and $414 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(147)	1,130
Related party payable	(2,385)	2,855
Income taxes payable	8,010	111
Customer deposits (including $49 and $156 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(478)	(29)
Operating lease liability	(3,313)	(2,897)
Other liabilities (including $0 and $1 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	172	150
Other payables	49	242
Net cash provided by operating activities	$43,088	$12,499

	Nine Months Ended September 30,
	2023	2022
Cash flows from investing activities
Purchases of property and equipment	(2,870)	(2,007)
Proceeds from disposal of property and equipment	605	76
Payments for costs incurred from sale of machinery and equipment	(189)	—
Deposits paid for joint venture investment	(2,900)	(4,000)
Deposits refunded from joint venture investment	6,900	—
Deposit refund from cancelled property and equipment purchase	503	—
Deposits paid for property and equipment	(5,390)	(11,471)
Proceeds from settlement of interest rate swap (including $0 and $825 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	—	825
Purchase of short-term investments (including $8,000 and $0 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(28,000)	—
Redemption of short-term investments	10,000	—
Net cash used in investing activities	$(21,341)	$(16,577)
Cash flows from financing activities
Proceeds from line of credit	—	21,100
Payments on line of credit	—	(21,100)
Proceeds from long-term debt (including $8,000 and $27,477 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	8,000	27,477
Payments for lender fees	(61)	—
Payments on long-term debt (including $733 and $21,338 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	(733)	(21,338)
Tax withholding on vesting of restricted stock units	(18)	—
Proceeds from exercise of common stock options	103	51
Dividends paid to shareholders	(16,917)	—
Payments of noncontrolling interest tax withholding (including $0 and $1,064 associated with variable interest entity for the nine months ended September 30, 2023 and 2022, respectively)	—	(1,064)
Net cash (used in) provided by financing activities	$(9,626)	$5,126
Net increase in cash and cash equivalents	12,121	1,048
Cash and cash equivalents
Beginning of period	$16,041	$6,483
End of period	$28,162	$7,531
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$8,953	$6,639
Non-cash purchases of property and equipment	$71	$—
Supplemental disclosures of cash flow information:
Cash paid for income tax	$309	$7,069
Cash paid for interest	$1,493	$1,541

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale
Net income:	$9,140	8.7%	$6,153	5.6%	$29,003	9.4%	$21,296	6.4%
Add (deduct):
Interest income	(454)	(0.4)	—	—	(1,040)	(0.3)	(2,160)	(0.7)
Interest expense	536	0.5	493	0.4	1,516	0.5	1,576	0.5
Provision for income taxes	2,904	2.8	1,900	1.7	9,045	2.9	6,323	1.9
Depreciation and amortization	2,708	2.6	2,604	2.5	8,058	2.6	7,752	2.4
Stock-based compensation expense	250	0.2	598	0.5	743	0.2	1,774	0.6
Secondary offering transaction costs (2)	453	0.4	—	—	453	0.1	—	—
Write-off of inventory (1)	—	—	—	—	1,710	0.6	—	—
Impairment expense and (gain) loss, net, on disposal of machinery (1)	(310)	(0.4)	—	—	2,135	0.6	—	—
Adjusted EBITDA	$15,227	14.4%	$11,748	10.7%	$51,623	16.6%	$36,561	11.1%

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Diluted earnings per common share:	$0.45	$0.31	$1.43	$0.96
Add (deduct):
Stock-based compensation expense	0.01	0.03	0.04	0.09
Secondary offering transaction costs (2)	0.02	—	0.02	—
Write-off of inventory (1)	—	—	0.09	—
Impairment expense and (gain) loss, net, on disposal of machinery (1)	(0.01)	—	0.10	—
Income tax impact of adjustments	—	(0.01)	(0.06)	(0.02)
Adjusted diluted earnings per common shares	$0.47	$0.33	$1.62	$1.03

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2023				Nine Months Ended September 30, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$9,039	$87	$14	$9,140	$28,572	$499	$(68)	$29,003
Add (deduct)
Interest income	(375)	(79)	—	(454)	(762)	(295)	17	(1,040)
Interest expense	8	528	—	536	34	1,499	(17)	1,516
Provision for income taxes	2,904	—	—	2,904	9,045	—	—	9,045
Depreciation and amortization	2,405	303	—	2,708	7,148	910	—	8,058
Stock-based compensation expense	250	—	—	250	743	—	—	743
Secondary offering transaction costs (2)	453	—	—	453	453	—	—	453
Write-off of inventory (1)	—	—	—	—	1,710	—	—	1,710
Impairment expense and (gain) loss, net, on disposal of machinery (1)	(310)	—	—	(310)	2,135	—	—	2,135
Adjusted EBITDA	$14,374	$839	$14	$15,227	$49,078	$2,613	$(68)	$51,623

(1) The write-off of inventory and impairment expense and (gain) loss, net, on disposal of machinery represent costs incurred in connection with the scaling back of production in the U.S. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.
(2) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2022				Nine Months Ended September 30, 2022
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$6,060	$66	$27	$6,153	$19,096	$2,531	$(331)	$21,296
Add (deduct)
Interest income	—	(68)	68	—	—	(2,228)	68	(2,160)
Interest expense	91	470	(68)	493	265	1,379	(68)	1,576
Provision for income taxes	1,900	—	—	1,900	6,323	—	—	6,323
Depreciation and amortization	2,301	303	—	2,604	6,842	910	—	7,752
Stock-based compensation expense	598	—	—	598	1,774	—	—	1,774
Adjusted EBITDA	$10,950	$771	$27	$11,748	$34,300	$2,592	$(331)	$36,561

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:
•Adjusted EBITDA is calculated as net income before interest income and interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, secondary offering transaction costs, write-off of certain inventory items outside the normal course of business, and impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, secondary offering transaction costs, write-off of certain inventory items outside the normal course of business, impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
National and regional chains	$23,407	$23,956	$68,602	$73,943
Distributors	61,037	63,555	178,274	189,078
Online	14,271	14,044	43,419	43,084
Retail	6,813	8,441	19,774	24,185
	$105,528	$109,996	$310,069	$330,290